Exhibit 10.1
NiSource Inc.
2010 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (the “Agreement”), is made and entered into as of ___________, by and between NiSource Inc., a Delaware corporation (the “Company”), and ___________ a nonemployee Director of the Company (the “Grantee”).
     Section 1. Restricted Stock Unit Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an annual Award of Restricted Stock Units (“RSUs”) each year the Grantee serves as a member of the Board of Directors of NiSource Inc. For each term for which a Grantee is elected, the number of RSUs awarded is calculated by dividing the annual equity retainer amount, as periodically determined by resolution by the NiSource Inc. Board of Directors, by the Fair Market Value of the NiSource Inc. common stock on the Date of Grant. The annual equity retainer amount will be prorated as reflected in the grant notice for any portion of a year for which the Grantee was not serving as a director. For purposes of this Agreement, the “Date of Grant” shall mean the date specified in the annual grant notice evidencing the annual award of RSUs. The Restricted Stock Units will be represented by a bookkeeping entry (the “RSU Account”) of the Company, and each Restricted Stock Unit shall be equivalent to one share of the Company’s common stock.
     Section 2. Grantee Accounts. The number of whole and fractional RSUs granted pursuant to this Agreement shall be credited to the Grantee’s RSU Account. The Grantee shall be credited with additional RSUs pursuant to Article XIV of the Plan to reflect dividend equivalents with respect to the period of time between the Date of Grant and the receipt of payment under the Plan. Such dividend equivalent credits will be equal to the dividends or other distributions declared on any Shares underlying the RSUs. Dividend equivalents will be aggregated and credited to the Grantee’s RSU Account in the form of additional RSUs based on the Fair Market Value on the dividend payment date. Each RSU Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Grantee (or the Grantee’s beneficiaries or estate if the Grantee is deceased) in accordance with Sections 4 and 5 herein. No funds shall be set aside or earmarked for any RSU Account, which shall be purely a bookkeeping device.
     Section 3. Vesting and Lapse of Restrictions. The annual RSUs awarded under this Agreement will vest on the earlier of (a) the last day of the Grantee’s annual term for which the Grantee is elected that corresponds to the year in which the RSUs are awarded or (b) the date that the Grantee separates from service due to a “Change in Control. Notwithstanding the foregoing, in the event that Grantee separates from service prior to such time as a result of “Retirement” (defined as the cessation of services after providing a minimum of five continuous years of service as a member of the Board), death or Disability, the Grantee shall pro-rata vest in an amount of RSUs determined by using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Grant and the date the Grantee’s Retirement, death or Disability, and the denominator of which shall be the number of full or partial calendar months elapsed between the Date of Grant and the last day of the Grantee’s annual term for which the Grantee is elected that corresponds to the year in which the RSUs are awarded .
     Section 4. Payment of RSUs. The Company shall distribute the RSUs to the Grantee under each Award as soon as practicable (but in no event later than 60 days) after the date such Award vests, except as provided in a valid deferral election made pursuant to Article XVII of the Plan and Section 5 below. The Grantee shall be entitled to receive from the Company a number of Shares with an aggregate Fair Market Value on the date of payment equal to the aggregate Fair Market Value of such vested Restricted Stock Units, including the Restricted Stock Units credited to the Participant’s RSU Account as dividend equivalents. Payment to the Grantee shall be made in the form of NiSource Inc. common stock for all whole and fractional RSUs.
     Section 5. Election to Defer Receipt of RSU Shares. With respect to each annual Award, the receipt of shares of common stock relating to the RSUs may be deferred beyond the vesting date under the rules and procedures established separately by the Company. A Grantee’s election to defer receipt of such shares of common stock on the deferral election form provided by the Company will defer the payment and income recognition, until the earlier of: (i) the date Grantee’s service on the Board terminates for any reason or (ii) the Grantee’s specified date of payment. In accordance with Code Section 409A, an election to defer under this Section 5 generally must be made in the calendar year prior to the year in which services related to those RSU’s are first performed. If the Grantee is newly eligible to make a deferral election under this Agreement and any other aggregated plan under Code Section 409A, however, the Grantee may make an initial deferral election before the Date of Grant. Notwithstanding anything to the contrary in this Agreement, shares of common stock will not be issued and the Grantee shall have no rights of a stockholder in common stock issuable under this Agreement to the extent that the Grantee has elected to defer the issuance and receipt of such common stock; provided, however, that the Grantee shall continue to receive dividend equivalent credits during the period of deferral credited to the RSU Account at such times as provided in Sections 2 and 10(a) of this Agreement. A Grantee’s properly filed election to defer receipt of RSU shares under each Award shall evidence the time of payment of the RSU shares elected by the Grantee. If, however, service as a member of the Board terminates prior to the vesting date, any shares that would not have vested on the date of termination will be cancelled regardless of an election on file. Notwithstanding the foregoing, in the event that the Grantee separates from service before the date of payment elected by the Grantee due to a Change in Control, Retirement, death, or Disability, the RSUs will be payable as soon as practicable (but in no event later than 60 days) after such separation from service in a single payment of Shares.
     Section 6. Delivery of Shares. If the Grantee dies before the Company has distributed any portion of the vested Restricted Stock Units, the Company will transfer any Shares payable with respect to the vested Restricted Stock Units in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided.
     Section 7. Securities Law Compliance. The delivery of all or any Shares that relate to the Restricted Stock Units shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares that may be issued under this Agreement. The

Company may, in its sole discretion, delay the delivery of Shares or place restrictive legends on Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Shares are traded. If the Company delays the delivery of Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such later date that may be permitted under Code Section 409A.
     Section 8. Restriction on Transferability. Except as otherwise provided in the Plan, the Restricted Stock Units granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Restricted Stock Units.
     Section 9. Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s RSU Account or any other specific assets of the Company. All amounts credited to the Grantee’s RSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.
     Section 10. No Rights as Stockholder or Nonemployee Director.
(a)	Unless and until Shares have been issued to the Grantee, the Grantee shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units subject to this Agreement; provided, however, that the Grantee shall be entitled to receive dividend equivalent credits equal to the dividends or other distributions declared on any Shares underlying the RSUs in accordance with Section 2.

(b)	Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as a Nonemployee Director of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s service at any time.
     Section 11. Adjustments. If at any time while the Award is outstanding, the number of outstanding Restricted Stock Units is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in the Plan, the number and kind of Restricted Stock Units shall be adjusted in accordance with the provisions of the Plan. In the event of certain corporate events specified in Article XVI of the Plan, any unvested or undistributed Restricted Stock Units may be replaced by substituted Awards or forfeited in exchange for payment of cash in accordance with the procedures and provisions of Article XVI of the Plan.
     Section 12. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, IN

46410-6271, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.
     Section 13. Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, will be performed in accordance with the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. This Agreement at all times shall be governed by the Plan and in no way alter or modify the Plan. To the extent a conflict exists between this Agreement and the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing, if subsequent guidance is issued under Code Section 409A that would impose additional taxes, penalties, or interest to either the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the Consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.
     Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.
     Section 15. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     Section 16. Entire Agreement; Code Section 409A Compliance. This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement is pursuant to the terms of the Company’s 2010 Omnibus Incentive Plan (the “Plan”) and in the event of conflicts between this Agreement and the Plan, the Plan shall govern. The applicable terms of the Plan are incorporated herein by reference, including the definition of capitalized terms contained in the Plan, and including the Code Section 409A provisions of Section XIX of the Plan. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules.
     If the Grantee is unexpectedly required to include in the Grantee’s current year’s income any amount of compensation relating to the Restricted Stock Units because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Grantee may receive a distribution of cash or Shares in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.
     Section 17. Evergreen Agreement and Future Grants. In accordance with Section 1, the Company will continue to grant Awards of Restricted Stock Units to the Grantee annually. Such future Awards will be governed by the terms and conditions of this Agreement and will be evidenced by a grant notice or statement signed by the Company. Notwithstanding the foregoing, the Company reserves the right to grant future Awards to the Grantee under different terms and conditions from this Agreement. Such Awards will be evidenced by a new Award Agreement signed by both the Company and the Grantee. In addition, the Company reserves the right to cancel or terminate the grant of future Awards of Restricted Stock Units to the Grantee and instead pay the Grantee for services in the form of cash or other Awards.
     IN WITNESS WHEREOF, the Company has caused this Award to be granted, and the Grantee has accepted this Award, as of the date first above written.
NiSource Inc.
By: ______________________
            Gary W. Pottorff
Its: Vice President & Corporate Secretary
GRANTEE
By: _____________________